ARTICLES SUPPLEMENTARY

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                   SELIGMAN HENDERSON GLOBAL FUND SERIES, INC.

     SELIGMAN HENDERSON GLOBAL FUND SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on March 21, 1995, adopted a resolution (a) reclassifying 100,000,000 unissued shares of the par value of $.001 each of the capital stock ("Shares") of the Seligman Henderson International Fund Class of the Corporation as a separate class of shares (the "Seligman Henderson Emerging Markets Growth Fund Class") designated "Seligman Henderson Emerging Markets Growth Fund Shares" of the par value of $.001 each, and (b) that such shares so designated shall have all of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as those set forth for a Class of Shares of the Corporation in the Corporation's Charter as it may be supplemented or amended from time to time including the Corporation's Articles of Incorporation as filed on November 21, 1991 and approved on November 22, 1991 and as set forth below in paragraph SECOND.

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     SECOND:  The terms of the common stock of the Seligman  Henderson  Emerging
Markets Growth Fund Class (the "Emerging Markets Growth Series") as further set by the Board of Directors are as follows:

          (a) The common stock of the Emerging Markets Growth Series shall have three sub-classes of shares, which shall be designated Class A, Class B and Class D. The number of authorized shares of Class A common stock, Class B common stock and Class D common stock of the Emerging Markets Growth Series shall each consist of the sum of x and y where: x equals the issued and outstanding shares of such sub-class; and y equals one-third of the authorized but unissued shares of common stock of all sub-classes of the Emerging Markets Growth Series; provided that at all times the aggregate authorized, issued and outstanding shares of Class A, Class B and Class D common stock of the Emerging Markets Growth Series shall not exceed the authorized number of shares of common stock of the Emerging Markets Growth Series (i.e., 100,000,000 shares of common stock until changed by further action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law or a successor provision); and, in the event application of the formula above would result, at any time, in fractional shares, the applicable number of authorized shares of each sub-class shall be rounded down to the nearest whole number of shares of such sub-class. Any sub-class of common stock of the Emerging Markets Growth Series shall be referred to herein individually as a "Class" and collectively, together with any further sub-class or sub-classes from time to time established, as the "Classes."

          (b) All Classes shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

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               (1) Class A shares may be subject to such  front-end  sales loads as may be established by the Board of Directors from time to time in accordance with the Investment Company Act of 1940, as amended (the "Investment Company Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

               (2) Class B shares  may be subject  to such  contingent  deferred sales charges as may be established from time to time by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD. Subject to subsection (5) below, each Class B share shall convert automatically into Class A shares on the last business day of the month that precedes the eighth anniversary of the date of issuance of such Class B shares; such conversion shall be effected on the bases of the relative net asset values of Class B shares and Class A shares as determined by the Corporation on the date of conversion.

               (3) Class D shares may be subject to such contingent deferred sales charge as may be established from time to time by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD.

               (4) Expenses related solely to a particular Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may differ between the Classes) shall be borne by that Class and shall be

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          appropriately  reflected  (in the  manner  determined  by the Board of
          Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class.

               (5) At such time as shall be permitted under the Investment Company Act, any applicable rules and regulations thereunder and the provisions of any exemptive order applicable to the Corporation, and as may be determined by the Board of Directors and disclosed in the then current prospectus of the Emerging Markets Growth Series, shares of a particular Class may be automatically converted into shares of another Class; provided, however, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that such conversion does not constitute a taxable event under federal income tax law. The Board of Directors, in its sole discretion, may suspend any conversion rights if such opinion is no longer available.

               (6) As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act or by the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (4) above), such requirement as to a separate vote by that Class shall apply, and, if permitted by the Investment Company Act or any rules, regulations or orders thereunder and the Maryland General Corporation Law, the Classes shall vote together as a single Class on any such matter that shall have the same effect on each such Class. As to any matter that does not affect the interest of a particular Class, only the holders of shares of the affected Class shall be entitled to vote.

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

     THIRD: The Shares of the Seligman Henderson Emerging Markets Growth Fund Class aforesaid have been duly classified or reclassified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

     IN WITNESS WHEREOF, SELIGMAN HENDERSON GLOBAL FUND SERIES, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary, and each of said officers of the Corporation has also acknowledged these Articles Supplementary to be the corporate act of the Corporation and has stated under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth with respect to approval are true in all material respects, all on May ______, 1996

                                    SELIGMAN HENDERSON GLOBAL FUND SERIES, INC.

                                    By
                                        -------------------------------------
                                              Brian T. Zino, President

Witness:

-------------------------
Frank J. Nasta, Secretary


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